Exhibit 99.1

LANDAMERICA PARTICIPANTS:

Theodore L. Chandler, Chairman & Chief Executive Officer
G. William Evans, Executive Vice President & Chief Financial Officer
Bob Sullivan, Senior Vice President, Investor Relations & Capital Markets

SPEAKER:  Operator

Greetings ladies and gentlemen and welcome to the LandAmerica Financial Group first quarter 2008 results conference call.  At this time all participants are in a listen only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Bob Sullivan, Senior Vice President Investor Relations.  Thank you Mr. Sullivan, you may begin.

SPEAKER: Bob Sullivan, Senior Vice President, Investor Relations & Capital Markets

Thank you Jerry.  Good morning everyone and welcome to LandAmerica's conference call to review first quarter 2008 results.  Joining me today are Chairman and Chief Executive Officer, Ted Chandler, and Chief Financial Officer, Bill Evans.  Ted will open our call with an overview of first quarter results and then turn it over to Bill for more detail.  Following that, we will open the call to your questions.

The company cautions listeners that any statements made regarding the company's future financial condition, results of operations and business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, prospects, performance or achievements to be materially different from anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. For a description of such risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports from time-to-time filed with or furnished to the Securities and Exchange Commission. The company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The company disclaims any duty to update any forward-looking statements made on this call.

Unless otherwise stated, information and results are for first quarter 2008 as compared to first quarter 2007.

Now, I’d like to turn the call over to Ted Chandler.

SPEAKER: Ted Chandler, Chairman & Chief Executive Officer

Good morning and thank you for joining us.

For a number of quarters we’ve faced an operating environment that’s worked against us rather than for us.  The credit market crunch and sagging real estate market showed few signs of rebounding, even with the federal government’s economic stimulus package and the Fed’s aggressive reduction of interest rates.

While we are disappointed to report a loss of $24.2 million, we are pleased to have improved national market share, based on title premiums, by 90 basis points fourth quarter 2007 over fourth quarter 2006 while implementing significant cost reductions.

As estimated by the Mortgage Bankers Association on a quarter-over-quarter basis, home sales volume declined by approximately 1.7 million units, or 23.4 percent.  Additionally median prices of existing homes have declined by 6.2 percent.

Our total revenue decreased by 27.6 percent, reflecting persistently lower residential mortgage originations and a reduction in commercial revenue during the quarter.

With limited liquidity in the commercial mortgage-backed securities market, investors are on the sidelines.  Direct revenue from our title and non-title commercial operations decreased 18.7 percent to $90.7 million from $111.6 million.

In spite of the challenging market conditions, our Lender Services segment generated pretax earnings of $10.1 million.  While we experienced some decline in certain product lines in this segment, growth in default services partially offset these declines.

On a consolidated basis, we eliminated approximately 300 full-time equivalents, or FTEs. This represents a cumulative reduction in same-store FTEs of approximately 3,600, or 25.4 percent since the beginning of 2007.  Salaries and employee benefits decreased by $79 million, or 25.7 percent.  As we enter the second quarter, we have eliminated approximately 100 additional FTEs in April.

As we continue to manage our overall costs in this cyclical downturn, we closed or consolidated approximately 10 offices, bringing the cumulative total to just under 300 offices closed since December 31, 2006. General, administrative and other expenses decreased by $34.4 million, or 18.4 percent.

As part of becoming an integrated and unified operating company to maximize our efficiency, we are engaged in a number of transformative initiatives that we call Fusion.

Under Production Fusion we consolidated three production centers bringing our total eliminations to 54.  This represents a cumulative reduction of 64 percent since December 31, 2006.

Technology Fusion is our company-wide initiative to reduce the complexity and costs of over 300 operating systems to a substantially reduced number of applications when completely phased in during 2009.

During the quarter, we decommissioned 12 applications, or 34 percent of our goal for the year.  With our standard platform identified, we continue to eliminate redundancies, simplify our systems and reduce costs.

In light of the deteriorating real estate market, we are in a capital preservation mode. In December 2007 we paused our share repurchase program.  We will focus on building surplus as conditions improve, with a continuous evaluation of opportunities to deploy excess capital on a favorable risk-adjust return basis.

Now I’d like to turn the call over to Bill to review our financial performance in more detail.
Bill . . ..

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Thank you, Ted.

Good morning everyone.  Our consolidated revenue was $686.4 million, with a net loss of $(24.2) million, or $(1.60) per diluted share versus first quarter 2007 results of $948.6 million of consolidated revenue and net income of $4.7 million, or $0.26 per diluted share.

Broadly, our results for the quarter reflected continued deterioration in the residential real estate fundamentals and a decline in commercial business offset in part by the benefits from our cost reductions.

Turning now to our largest segment, operating revenue for title operations was $556.0 million, or a decrease of approximately 29.7 percent, which mirrored the overall decline in our consolidated results that I mentioned previously.  Included in this reduction was a decline of $13.3 million, or 75.1 percent of income from trust-related activities.

Commercial revenue for our title segment decreased 20.2 percent to $73.6 million from $92.2 million.  Commercial revenue increased to 31.2 percent of direct revenue from 25.0 percent in first quarter 2007.

From a mix perspective, agency revenue was 57.6 percent of total operating revenue, an increase from 53.3 percent in first quarter 2007.  Direct revenue was 42.4 percent of total operating revenue and represented a decrease from 46.7 percent in first quarter 2007.

Orders closed were approximately 69 percent of orders opened in fourth quarter 2007.  As we indicated in previous quarters, the closing ratio is typically about 70 percent so the effect of cancellations on our results was not as significant as we had seen in the third and fourth quarters of 2007.

Direct orders opened, a metric we use to determine the relative strength of future residential volume, were approximately 258,100 compared to approximately 296,100 in first quarter 2007, or a decrease of 12.8 percent but an increase of 22.5 percent from the approximately 210,700 opened orders in the fourth quarter 2007.

Average daily orders opened for April are projected to be slightly lower than March’s opened orders with a slight shift to higher premium buy/sell transactions.

Personnel costs for the title operations segment were $178.4 million, a reduction of approximately 30.0 percent primarily from lower FTE counts.  We have reduced FTEs during the quarter by approximately 290 for a cumulative reduction of approximately 3,200 FTEs in the title operations since January 1, 2007, or 28.3 percent. These FTE reductions occurred primarily in the residential group, which was most affected by the decline in mortgage originations.

Other operating expenses in title operations decreased about 21.7 percent, which reflected lower order volume and the benefits of our cost reduction actions in the latter half of 2007.

Over the past two years, the title industry has experienced increasing claims activity, and we have identified and reacted appropriately to this trend.  Our claims provision was 9.7 percent and included approximately $12 million of large claims activity.  Excluding the large claims activity, our claims provision would have been approximately 7.5 percent.  With the exception of these large claims, we did not see significant upward development in prior years.

The title operations segment had a pretax loss of $(27.9) million compared to pretax earnings of $34.1 million in first quarter 2007.  In summary, lower commercial revenue, a shift in the mix of business away from direct operations and the affect of large claims activity negatively affected our pretax results. This was partially offset by the benefits of our cost reductions implemented during 2007 and continuing into 2008.

Turning to our lender services segment, operating revenue was $71.4 million compared to $82.9 million, a decrease of 13.9 percent.  Revenue was negatively affected by lower volume in certain product lines of the loan servicing business and the mortgage origination business, such as credit reporting and centralized title and closing services for our national lender customers.  These declines were offset in part by growth in default management services, which is counter cyclical to our mortgage origination services.

The lender services segment had pretax earnings of $10.1 million compared to a pretax loss of $(8.7) million, which included an impairment charge.

Pretax earnings for Lender Services were favorably affected by reduced staffing levels of 19.7 percent since the beginning of 2007.  As a result, personnel costs for lender services showed a decrease of about 16 percent.  Additionally, general, administrative and other expenses decreased by $3.2 million, or 8.5 percent.

Looking to the businesses within the corporate and other category, operating revenue decreased by $8.7 million, or 23.6 percent.  An acquisition closed during the latter half of 2007 contributed revenue of approximately $5.7 million.  On a same store basis, operating revenue decreased by

$14.4 million, or slightly over 39 percent.  This decrease was mostly due to the decline in commercial revenue.

Along these same lines, personnel costs increased approximately 8 percent, which was principally due to the effect of the acquisition which contributed approximately $4.5 million to personnel costs and average FTEs counts of approximately 130. On a same store basis, personnel costs were down 10.8 percent.

Finally, our Financial Services segment continues to perform well and contributed $4.7 million to pretax earnings.

Let’s now move to some balance sheet and cash flow highlights.  Cash and investments were $1.4 billion.  Loans receivable held by Centennial Bank were $645.7 million.

Our loan portfolio is primarily made up of commercial real estate mortgages and we believe the quality of our loan portfolio is high, no impairments have been recognized and there were no loans in non-accrual status.  However, given the current real estate environment, we continue to monitor our loan portfolio closely.

Our claims reserve increased to $887.0 million and shareholders’ equity was approximately $1.2 billion.  Book value per share at the end of the quarter was $75.62 compared to $78.21 at December 31, 2007.

This concludes our prepared remarks and at this time, we would like to open the call to your questions.